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                                                                    Exhibit 12.1

Arch Western Resources
Ratio of Earnings to Fixed Charges
(Dollars in millions, except ratios)

                                                                                                                  Three Months
                                                                     Year ended December 31,                     Ended March 31,
                                                  --------------------------------------------------------------------------------
                                                    1998         1999        2000         2001        2002       2002       2003
                                                  --------------------------------------------------------------------------------
Earnings:
    Income (loss) from operations                  (5,032)      27,152      12,451       60,370      49,824     4,652     14,689
    Fixed charges net of capitalized interest      30,943       51,831      49,370       46,908      44,161     9,748     10,471
    Amortization of capitalized interest                -            -          56           40         133        11         10
                                                  -------------------------------------------------------------------------------
      Earnings before taxes and fixed charges      25,911       78,983      61,877      107,318      94,118    14,411     25,170


Fixed charges:
    Interest expense                               29,282       49,950      46,957       44,638      43,605     9,610     10,126
    Capitalized interest                              (39)      (1,190)          -            -        (711)     (173)         -
    Portions of rent which represent an
      interest factor                               1,700        3,071       2,413        2,270       1,267       311        345
                                                  -------------------------------------------------------------------------------
      Total fixed charges                          30,943       51,831      49,370       46,908      44,161     9,748     10,471

    RATIO OF EARNINGS TO FIXED CHARGES            (a)             1.52        1.25         2.29        2.13      1.48       2.40

(a) The deficiency of earnings to cover fixed charges and preference dividends was 5,032 for the year ended December 31, 1998.